EXHIBIT 10.5


THIS CONVERTIBLE SUBORDINATED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.


                        Lifetime Healthcare Services Inc.

                    Convertible Subordinated Promissory Note


Dated: June 16, 2003                              Principal Amount:  $5,500,000
New York, New York



     For Value Received, the undersigned, Lifetime Healthcare Services Inc. (together with its successors and assigns, the "Company"), a Delaware corporation, hereby promises to pay to Redwood Investments Associates, L.P., a Delaware limited partnership (the "Holder"), the principal sum of Five Million, Five Hundred Thousand Dollars ($5,500,000) ("Principal"), together with interest as set forth below.

     This note (the "Note") is issued in connection with the consummation of the transactions described, and is the " Note" referred to, in that certain Stock Purchase Agreement dated as of March 21, 2003, as amended on the date of this Note, by and among the Company, the Holder and New York Medical, Inc. (the "Purchase Agreement"), and is made subject to the terms and conditions of the Purchase Agreement as if set forth herein below in full. Any capitalized term used herein not otherwise defined shall have the definition ascribed thereto in the Purchase Agreement.

     It is hereby understood and acknowledged that immediately following the execution and delivery of this Note and consummation of transactions contemplated by the Purchase Agreement; (i) American United Global, Inc., a Delaware corporation ("AUGI"), will acquire 100% of the capital stock of the Company in accordance with the terms of an agreement and plan of merger, dated June 16, 2003 among AUGI, the stockholders of the Company and a merger subsidiary of AUGI (the "AUGI Merger Agreement"), and (ii) AUGI will unconditionally and irrevocably guarantee all of the obligations of the Company under this Note. All references in this Note to common stock and all rights and obligations of the Holder to convert all or any portion of this Note into shares of common stock, shall mean the authorized shares of common stock, $0.01 par value per share, of AUGI (the "AUGI Common Stock").

          1. Interest Rate. Until the occurrence of an Event of Default, this Note shall bear interest at the rate of six percent (6%) per annum, computed on the basis of a 360-day year for the actual number of days elapsed ("Applicable Interest Rate"). Upon the occurrence and during the continuation of any Event of Default, the unpaid Principal due and any accrued but unpaid interest thereon under this Note shall bear interest until paid at the Applicable Interest Rate plus an additional 2% per annum (the "Default Interest Rate").

          2. Principal Installment Payments; Payment Method; Prepayment.

               (a) Installment Payments. Unless, and to the extent subject to the mandatory prepayment provisions of Section 2(e) of this Note or converted into AUGI Common Stock, the Principal amount of this Note (and any accrued but unpaid interest hereon) shall be due and payable in eight (8) consecutive quarterly installments of Principal in the amounts set forth below, which Principal installments shall be due and payable on the first Business Day of each fiscal quarter (each, a "Payment Date"), commencing on March 22, 2004 and ending January 2, 2006 (the "Final Maturity Date"):

                         Payment Date     Principal Amount Due
                         ------------     --------------------

                        March 22, 2004       $ 2,000,000
                          July 1, 2004       $   500,000
                       October 1, 2004       $   500,000
                       January 3, 2005       $   500,000
                          April 3, 2005      $   500,000
                           July 1, 2005      $   500,000
                        October 3, 2005      $   500,000
                        January 2, 2006      $   500,000

     The foregoing Principal installments shall be deemed reduced to the extent provided in Section 3(c) of this Note or in the event that the entire then outstanding Principal amount of this Note shall be automatically converted in accordance with the mandatory conversion provisions of Section 3(b) of this Note.

               (b) Return of Note. Upon payment and/or reduction (in accordance with Section 3(c) hereof) in full of the Principal due (and any accrued but unpaid interest thereon), the Holder shall mark this Note "CANCELLED" and return same to the Company within five (5) days after payment is confirmed. "Business Day" means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City.

               (c) Method of Payment. Payment of Principal due (and any accrued but unpaid interest thereon) on a Payment Date shall be made at the Holder's election (except as set forth in Section 3(b) hereof) either
          (i) by check or wire transfer of immediately available funds to an account designated by the Holder, and/or (ii) by conversion of such Principal due (and any accrued but unpaid interest thereon) on a Payment Date into shares of AUGI Common Stock in accordance with the terms of Section 3(a) hereof. Payment by check shall be subject to collection. The Holder shall notify AUGI of such election by delivery of a written notice, in accordance with Section 3(d), to AUGI at least one (1) Business Day prior to a Payment Date and failure to deliver such notice to AUGI shall result in a cash payment being made in accordance with clause (i) of this Section 2(c).

               (d) Voluntary Prepayment. The Company or AUGI may pay without penalty or premium the Principal due and any accrued but unpaid interest thereon under this Note.

               (e) Mandatory Prepayment. Without limiting the foregoing, the Company and AUGI shall be required to prepay the $2,000,000 Principal installment of this Note due on March 22, 2004 (the "March 22, 2004 Principal Installment") out of the initial cash proceeds received by either the Company or AUGI (net of all applicable transactions costs and expenses, including, without limitation, brokerage commissions, attorneys' fees and expenses) from the sale of any debt and/or equity securities of either the Company or AUGI; provided, that the Company and/or AUGI shall cause the payment in full of all the obligations of New York Medical, Inc., under the Landow Note prior to making any prepayment of the March 22, 2004 Principal Installment of this Note pursuant to this Section 2.

          3. Conversion into Common Stock.

               (a) Voluntary Conversion. Subject to and upon compliance with the provisions of Sections 3(d) through 3(f) of this Note, at any time commencing thirty (30) consecutive trading days (defined as any day in which shares of AUGI Common Stock shall be quoted on the NASD OTC Bulletin Board, Pink Sheets, Nasdaq Stock Market or on any national securities exchange) prior to each Payment Date, the Holder shall have the right, at its option, to convert all or a part of the outstanding Principal (and any accrued but unpaid interest thereon) due on such Payment Date into that number of shares of AUGI Common Stock equal to the result of dividing the Principal amount of this Note to be converted (and any accrued but unpaid interest thereon) by $4.00 (as may be adjusted for stock splits, stock dividends, subdivisions or combinations of, or similar transactions in, the AUGI Common Stock, the "Conversion Price").

               (b) Mandatory Conversion. The Principal (and any accrued but unpaid interest thereon) payable on any Payment Date shall be automatically converted into that number of shares of AUGI Common Stock calculated by dividing the Principal installment (and any accrued but unpaid interest thereon) then payable on such Payment Date, by the Conversion Price, if (i) the Common Stock Price (as defined below) is equal to or greater than $4.80 (as may be adjusted for stock splits, stock dividends, subdivisions or combinations of, or similar transactions in, the Common Stock) for the thirty (30) consecutive trading day period ending on the last trading day before such Payment Date, and (ii) the shares of Common Stock issuable upon such mandatory conversion have been registered for resale pursuant to an effective registration statement under the Securities Act of 1933, as amended, and may be resold by Holder thereunder.

The "Common Stock Price" shall mean for any day, with respect to each share in question, (i) the last reported sale price in the regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as reported on the principal national securities exchange on which such shares are listed or admitted for trading, or
(ii) if the shares of AUGI Common Stock are then not listed or admitted for trading on any such securities market, the last reported sale price or, in case no such sale takes place on such day, the average of the highest reported bid and the lowest reported asked quotation for the shares, in either case as reported on the NASDAQ, the OTC Bulletin Board or similar service.

               (c) Reduction of Principal. The Principal due on any Payment Date shall automatically be reduced by the amount of Principal (and any accrued but unpaid interest thereon) that has previously been converted pursuant to Section 3(a) hereof during the fiscal quarter ended on such Payment Date. For purposes of the calculation of interest payable on this Note, such reduction of principal shall be deemed to have occurred as of the date of such conversion.

               (d) Conversion Mechanics. In order to exercise its voluntary conversion rights pursuant to Section 2(c)(ii) or Section 3(a) of this Note, the Holder shall deliver a written notice of election to convert (the "Conversion Notice") setting forth the amount of Principal (and any accrued but unpaid interest thereon) the Holder is electing to convert, duly completed and signed, to AUGI. Notwithstanding the foregoing, in the event of mandatory conversion pursuant to Section 3(b) hereof, regardless of whether the Holder delivers a Conversion Notice in accordance with the foregoing provisions, each conversion shall be deemed to have been effected immediately prior to the close of business on the applicable Payment Date, and the Holder shall be deemed to have become the holder of record of the shares of AUGI Common Stock at such time and on such date and such conversion shall be at the Conversion Price in effect at such time, unless the stock transfer books of AUGI shall be closed on the date, in which event the Holder shall be deemed to have become such holder of record at the close of business on the next succeeding day on which such stock transfer books are open, and such conversion shall be at the Conversion Price in effect on the date such transfer books are open.

               (e) Delivery of Certificate(s). As promptly as practicable after delivery by the Holder of the Conversion Notice and in any event within two (2) Business Days after such delivery, AUGI shall issue and deliver to the Holder a certificate or certificates for the number of full shares of AUGI Common Stock and any fractional interest in respect of a share of AUGI Common Stock. In the event that less than the total Principal together with any accrued but unpaid interest thereon remaining under this Note is converted pursuant to this
          Section 3, AUGI shall, simultaneously with the issuance of certificates for the shares of AUGI Common Stock issuable upon conversion of all or part of this Note, cause the Company to issue and deliver to the Holder (or in accordance with the instructions of the Holder) a new Note for the balance of the Principal not so converted. All shares of AUGI Common Stock delivered upon conversion of all or part of this Note will upon delivery in accordance with the provisions hereof be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

               (f) Fractional Shares. No fractional shares or securities representing fractional shares of AUGI Common Stock shall be issued upon conversion of all or part of this Note. Any fractional interest in a share of AUGI Common Stock resulting from conversion of all or part of this Note shall be paid in cash (computed to the nearest cent) equal to such fraction multiplied by the Conversion Price on the date of such conversion.

               (g) Registration Rights. AUGI and the Holder shall enter into a mutually acceptable "registration rights" agreement with respect to the right of the Holder to demand registration of the AUGI Common Stock issuable pursuant to this Note in the event such Common Stock is then registered pursuant to Section 12 (or have the obligation to file reports pursuant to Section 15(d)) of the Exchange Act.

          4. Default; Acceleration.

               (a) Any of the following events shall constitute an Event of Default under this Note:

                    (i) The failure by the  Company to pay any amounts  required to be paid under this Note (less offsets and suspensions to the extent permitted under the Purchase Agreement) on or before the applicable Payment Date or sooner, if the mandatory prepayment provisions of Section 2(e) shall be applicable;

                    (ii) The  Company  (A)  shall  apply for or  consent  to the appointment of a receiver or trustee of the Company's assets; (B) shall make a general assignment for the benefit of creditors; (C) shall file a petition or other request no matter how denominated ("Petition") seeking relief under Title 11 of the United States Code or under any other federal or state bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute ("Bankruptcy Statute"), or (D) shall file an answer admitting the material allegations of a Petition filed against it in any proceeding under such Bankruptcy Statute;

                    (iii) The Company shall have entered  against the Company an order for relief under any Bankruptcy Statute, or

                    (iv) A  Petition  seeking  an order  for  relief  under  any
               Bankruptcy Statute is filed by any one other than the Company and without the Company's consent or agreement which is not dismissed or stayed within 60 days after the date of such filing, or such Petition is not dismissed upon the expiration of any stay thereof.

               (b) Upon the occurrence and during the continuation of any Event of Default, this Note shall be immediately due and payable.

               (c) Until an Event of Default, this Note shall bear interest at the Applicable Interest Rate and upon an Event of Default, unpaid Principal due and any accrued but unpaid interest thereon under this Note shall bear interest until paid at the Default Interest Rate.

          5. Subordination. This Note shall at all times be wholly subordinate and junior in right of payment to all Senior Indebtedness to the extent and in the manner provided in this Section 5.

               (a) Definitions. As used in this Section 5, the following terms shall have the following meanings:

                    "Corporations"  shall mean any or all of AUGI  and/or any of its Subsidiaries (including the Company).

                    "Equity Securities" shall mean (i) any shares of AUGI Common
               Stock or common stock of any other of the Corporations, (ii) any shares of preferred stock of any of the Corporations, whether or not subject to redemption at the option of the holder, but only to the extent of any such rights of mandatory redemption that occur following the Final Maturity Date of this Note, and (iii) all secured or unsecured Indebtedness of any of the Corporations, but only to the extent of any principal installments of such Indebtedness shall be payable after the Final Maturity Date of this Note.

                    "Indebtedness"  shall have the meaning assigned to that term in the Purchase Agreement.

                    "Liens" shall mean any and all mortgages,  pledges, security interests, liens, charges or encumbrances on the assets of any of the Corporations.

                    "Senior Covenant Default" shall mean any event of default as defined under any agreement pertaining to Senior Indebtedness, other than a Senior Payment Default.

                    "Senior  Indebtedness"  means all Indebtedness of any of the
               Corporations up to a maximum amount which shall not at any one time exceed $20,000,000 in aggregate principal amount, whether currently outstanding or incurred in the future pursuant to any borrowing by any of the Corporations from one or more banks, commercial financing companies, insurance companies, investment funds, similar types of "mezzanine" lenders or other persons, firms or corporations; provided, however, that Senior Indebtedness shall not be deemed to include any Equity Securities, even though evidenced by Indebtedness.

                    "Senior  Default" shall mean a Senior  Payment  Default or a
               Senior Covenant Default.

                    "Senior  Payment  Default"  shall  mean any  default  in the payment of any Senior Indebtedness.

                    "Subordinated  Indebtedness" shall mean the Principal of and interest on this Note and any other obligations of the Company and AUGI arising out of this Note, other than the March 22, 2004 Principal Installment which is subject to the mandatory prepayment provisions of Section 2(e) above, and shall not be deemed Subordinated Indebtedness hereunder.

               (b) General. Except for the March 22, 2004 Principal Installment, the payment of all Principal installments of this Note and all interest accrued thereon is subject and subordinated to the prior payment in full of all Senior Indebtedness of the Corporations, subject to and in accordance with the provisions of Section 5 of this Note.

     Upon the maturity of any Senior Indebtedness by lapse of time, acceleration, required prepayment or otherwise, such Senior Indebtedness shall first be paid in full in cash or in a manner satisfactory to the payees of such Senior Indebtedness, or such payment duly provided for in cash or in a manner satisfactory to the payees of such Senior Indebtedness, before any payment is made on account of the Subordinated Indebtedness or by the Corporations. Notwithstanding any provision in Section 5 of this Note to the contrary (i) for so long as no Senior Default has occurred and is continuing, or would occur as a result of such a payment, the Corporations may pay and the Holder may receive and retain all regularly scheduled payments of Principal and interest (other than default interest) under this Note, and (ii) for so long as no Senior Default has occurred and is continuing or would occur as a result of any such prepayment, the Corporations may prepay this Note in accordance with the provisions of Section 2 hereof, and the Holder may receive such prepayments.

               (c) Limitation on Payment.

                    (i) Upon  receipt  by the  Corporations  and the Holder of a
               Blockage Notice (as defined below), then unless and until (A) all Senior Defaults that gave rise to the Blockage Notice shall have been remedied or effectively waived or shall have ceased to exist, or (B) the Senior Indebtedness in respect of which such Senior Defaults shall have occurred shall have been paid in full in cash or in a manner satisfactory to the payees of such Senior Indebtedness, no direct or indirect payment (in cash, property, securities or by set-off or otherwise) of or on account of the Principal of or interest on this Note or as a sinking fund for this Note or in respect of any redemption, retirement, purchase or other acquisition of this Note shall be made. Notwithstanding the foregoing, in the case of a Blockage Notice that relates to a Senior Covenant Default, the foregoing restrictions shall commence upon the Corporations' receipt of such Blockage Notice and shall expire 270 days thereafter. Any Principal and interest paid with respect to this Note prior to the receipt of the Blockage Notice in question by the Holder hereof may be kept by such Holder; and

                    (ii) For purposes of this Section 5, a "Blockage  Notice" is a notice of a Senior Default that in fact has occurred and is continuing, given to the Corporations and the Holder by the payees of a majority in principal amount of the Senior Indebtedness then outstanding (or their authorized agent).

     Notwithstanding any provision contained herein to the contrary, once all Senior Defaults which gave rise to the Blockage Notice in question shall have been remedied or effectively waived or shall have ceased to exist, or the Senior Indebtedness in respect of which such Senior Defaults shall have occurred shall have been paid in full in cash or in a manner satisfactory to the payees of such Senior Indebtedness, thereafter (unless another Blockage Period shall then be in effect) all amounts which would have been payable hereunder but for the existence of the Blockage Notice delivered with respect to the Senior Default in question shall be payable in their entirety.

               (d) Limitation on Remedies. As long as any Senior Indebtedness remains outstanding, upon the occurrence of an Event of Default under this Note, the Holder shall not, unless the payees of any Senior Indebtedness shall have caused such Senior Indebtedness to become due prior to its stated maturity or any Event of Default pursuant to
          Section 4(a)(ii) through (iv) of this Note shall have commenced, declare or join in any declaration of this Note to be due and payable by reason of such Event of Default or otherwise take any action against the Corporations (including, without limitation, commencing any legal action against the Corporations or filing or joining in the filing of any insolvency petition against the Corporations) or exercise or cause to be exercised any other contractual rights available to it prior to the expiration of thirty (30) days after the written notice of the Holder's ability to accelerate on account of the occurrence of such Event of Default (a "Remedy Notice") shall have been given by the Holder to the Corporations and, to the extent known by the Holder, the payees of the Senior Indebtedness (a "Remedy Standstill Period").

     Notwithstanding the foregoing, the Remedy Standstill Period shall be inapplicable or cease to be effective if the payees of any Senior Indebtedness shall have caused such Senior Indebtedness to become due prior to its stated maturity or an Event of Default pursuant to Section 4(a)(ii) through (iv) shall have occurred.

     Upon the expiration or termination of any Remedy Standstill Period, the Holder shall be entitled to exercise any of its rights with respect to this Note other than any right to accelerate the maturity date of this Note based upon the occurrence of any Event of Default in respect thereto which has been cured or otherwise remedied during the Remedy Standstill Period.

               (e) Subordination Upon Certain Events. Upon the occurrence of any Event of Default with respect to the Corporations under Section 4(a)(ii) through (iv) of this Note:

                    (i) Upon any payment or distribution of assets of the Corporations to creditors of the Corporations, payees of Senior Indebtedness shall be entitled to receive indefeasible payment in full of all obligations with respect to the Senior Indebtedness before the Holder shall be entitled to receive any payment in respect of the Subordinated Indebtedness.

                    (ii) Until all Senior  Indebtedness  is paid in full in cash or in a manner satisfactory to the payees of such Senior Indebtedness, any distribution to which the Holder would be entitled but for this Section 5 shall be made to the payees of Senior Indebtedness, as their interests may appear, except that the Holder may, pursuant to a plan of reorganization under Chapter 11 of the Bankruptcy Code of 1978, as amended, or any similar provision of any successor legislation thereto, receive securities that are subordinate to the Senior Indebtedness to at least the same extent as this Note if pursuant to such plan the distributions to the payees of the Senior Indebtedness in the form of cash, securities or other property, by set-off or otherwise, provide for payment of the full amount of the allowed claim of the payees of the Senior Indebtedness.

                    (iii) For  purposes of this  Section 5, a  distribution  may consist of cash, securities or other property, by set-off or otherwise.

                    (iv) Notwithstanding the foregoing provisions of Section 5(b), (c) or (e), if payment or delivery by the Corporations of cash, securities or other property to the Holder is authorized by an order or decree giving effect, and stating in such order or decree that effect is given, to the subordination of this Note to the Senior Indebtedness, and made by a court of competent jurisdiction in a proceeding under any applicable bankruptcy or reorganization law, payment or delivery by such the Corporations of such cash, securities or other property shall be made to the Holder in accordance with such order or decree.

               (f) Payments and Distributions Received. If the Holder shall have received any payment from or distribution of assets of the Corporations in respect of the Subordinated Indebtedness in contravention of the terms of this Section 5 before all Senior Indebtedness is paid in full in cash or in a manner satisfactory to the payees of such Senior Indebtedness, then and in such event such payment or distribution shall be received and held in trust for and shall be promptly paid over or delivered to the payees of Senior Indebtedness to the extent necessary to pay all such Senior Indebtedness in full in cash or in a manner satisfactory to the payees of such Senior Indebtedness.

               (g) Proofs of Claim. If, while any Senior Indebtedness is outstanding, any Event of Default under Section 4(a)(ii) through (iv) of this Note occurs with respect to the Corporations, the Holder shall duly and promptly take such action as any payee of Senior Indebtedness may reasonably request to collect any payment with respect to this Note for the account of the payees of the Senior Indebtedness and to file appropriate claims or proofs of claim in respect of this Note. Upon the failure of the Holder to take any such action, each payee of Senior Indebtedness is hereby irrevocably authorized and empowered (in its own name or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in respect of this Note and to file claims and proofs of claim and take such other action as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Holder with respect to this Note.

               (h) Subrogation. After all amounts payable under or in respect of Senior Indebtedness are paid in full in cash or in a manner satisfactory to the payees of such Senior Indebtedness, the Holder shall be subrogated to the rights of payees of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the Holder have been applied to the payment of Senior Indebtedness. A distribution made under this Section 5 to a payee of Senior Indebtedness which otherwise would have been made to the Holder is not, as between the Corporations and the Holder, a payment by the Corporations on Senior Indebtedness.

               (i) Relative Rights. This Section 5 defines the relative rights of the Holder and the payees of Senior Indebtedness. Nothing in this Section shall: (1) impair, as between the Corporations and the Holder, the obligations of the Corporations, which are absolute and unconditional, to pay Principal of and interest (including default interest) on this Note in accordance with its terms; (2) affect the relative rights of the Holder and creditors of the Corporations other than payees of Senior Indebtedness or (3) prevent the Holder from exercising its available remedies upon an Event of Default, subject to the rights, if any, under this Section 5 of payees of Senior Indebtedness.

               (j) Subordination May Not Be Impaired by the Corporations. No right of any payee of any Senior Indebtedness to enforce the subordination of the Indebtedness evidenced by this Note shall be impaired by any failure to act by the Corporations or such payee of Senior Indebtedness or by the failure of the Corporations or such payee to comply with this Note. The provisions of this Section 5 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any payee of Senior Indebtedness as a result of the insolvency, bankruptcy or reorganization of the Corporations or any of its Subsidiaries or otherwise, all as though such payment had not been made.

               (k) Payments. A payment with respect to principal of or interest on the Subordinated Indebtedness shall include, without limitation, payment of Principal of, and interest on this Note, any depositing of funds for the defeasance of the Subordinated Indebtedness, any sinking fund and any payment on account of mandatory prepayment or optional prepayment provisions.

               (l) Section Not to Prevent Events of Default. The failure to make a payment on account of principal of or interest on or other amounts constituting Subordinated Indebtedness by reason of any provision of this Section 5 shall not be construed as preventing the occurrence of an Event of Default under Section 4.

               (m) Subordination Not Impaired; Benefit of Subordination. The Holder agrees and consents that without notice to or assent by such Holder, and without affecting the liabilities and obligations of the Corporations and the rights and benefits of the payees of the Senior Indebtedness set forth in this Section 5:

                    (i) The obligations and liabilities of the  Corporations and any other party or parties for or upon the Senior Indebtedness may, from time to time, be increased, renewed, refinanced, extended, modified, amended, restated, compromised, supplemented, terminated, waived or released;

                    (ii) The payees of Senior Indebtedness, and any representative or representatives acting on behalf thereof, may exercise or refrain from exercising any right, remedy or power granted by or in connection with any agreements relating to the Senior Indebtedness; and

                    (iii) Any  balance  or  balances  of funds with any payee of
               Senior Indebtedness at any time outstanding to the credit of the Corporations may, from time to time, in whole or in part, be surrendered or released;

all as the payees of the Senior Indebtedness, and any representative or representatives acting on behalf thereof, may deem advisable, and all without impairing, abridging, diminishing, releasing or affecting the subordination of the Subordinated Indebtedness to the Senior Indebtedness provided for herein.

               (n)  Modification  of Section 5. The provisions of this Section 5 are for the benefit of the payees from time to time of Senior Indebtedness and, so long as any Senior Indebtedness remains unpaid, may not be modified, rescinded or canceled in whole or in part without the prior written consent thereto of all payees of Senior Indebtedness.

               (o) Covenants of Holder. Until all of the Senior Indebtedness has been fully paid:

                    (i) The Holder shall not hereafter give any subordination in respect of this Note.

                    (ii) The Holder shall not release, exchange, extend the time of payment of, compromise, set off or otherwise discharge any part of this Note or modify or amend this Note.

                    (iii) The Holder hereby undertakes and agrees for the benefit of the payees of Senior Indebtedness that, upon the occurrence and during the continuance of a Senior Default, it shall take any actions reasonably requested by any payee of Senior Indebtedness to effectuate the full benefit of the subordination contained herein.

                    (p) Miscellaneous.

                         (i) To the extent  permitted  by  applicable  law,  the
                    Holder and the Corporations hereby waive (1) notice of acceptance hereof by the payees of the Senior Indebtedness, and (2) all diligence in the collection or protection of or realization upon the Senior Indebtedness.

                         (ii) The  Corporations  and the Holder hereby expressly
                    agree that the payees of Senior Indebtedness may enforce any and all rights derived herein by suit, either in equity or law, for specific performance of any agreement contained in this Section 5 or for judgment at law and any other relief whatsoever appropriate to such action or procedure.

                         (iii) The Holder acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each payee of Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of this Note, and each payee of Senior Indebtedness shall be deemed conclusively to have relied upon such subordination provisions in acquiring and continuing to hold such Senior Indebtedness.

          6. Offsets. All offsets and suspensions of payments under this Note shall be governed by and made in accordance with the Purchase Agreement; provided, however, that the Company shall only be entitled to any offset or suspension of payment under this Note with respect to the last $2,500,000 of Principal due under this Note. Holder shall not be entitled to convert such last $2,500,000 of Principal due under this Note during the pendency of any offset right that has been exercised by the Company in accordance with the Purchase Agreement.

          7. Enforcement. All disputes regarding the enforcement or construction of this Note shall be resolved in accordance with the Purchase Agreement and may not be resolved independently of the enforcement or construction of the Purchase Agreement which has been made a part hereof.

          8. Assignment. This Note is not assignable by the Holder or the Company, and any purported assignment of this Note shall be null and void and of no effect. Notwithstanding the foregoing, the Company may assign this Note to AUGI or any other entity that is a parent or direct or indirect wholly owned Subsidiary of the Company provided that the Company remains fully liable for the performance of its obligations hereunder.

          9. Governing Law. This Note and all rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and be performed wholly within such State, without regard to such State's conflicts of laws principles.

          10. Notices. All notices, requests, demands, consents and other communications hereunder ("Notices") shall be in writing, and if addressed to the Company shall be deemed to have been duly given on the date of delivery, if a Business Day and if either personally delivered or telefaxed, and on the next Business day, if delivered by Federal Express or personally delivered or telefaxed on a day not a Business day, or on the third day after mailing if given by mail. Such mailing shall be by certified or registered mail, return receipt requested. Such Notices shall be addressed to the Company as follows:

          If to the Company:

                            Lifetime Healthcare Services Inc.
                            125 Michael Drive, Suite 104
                            Syosset, New York  11791
                            Facsimile: (516) 837-7036
                            Attn: Robert DePalo


                            with a copy to:

                            Morrison Cohen Singer & Weinstein, LP
                            750 Lexington Avenue
                            New York, NY 10022
                            Facsimile: (212) 735-7808
                            Attn: Robert H. Cohen, Esq.

          If to AUGI:

                            American United Global, Inc.
                            125 Michael Drive, Suite 104
                            Syosset, New York  11791
                            Facsimile: (516) 837-7036
                            Attn: Robert M. Rubin, CEO

                            with a copy to:

                            Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP 101 East 52nd Street
                            New York, NY 10022
                            Facsimile: (212) 980-5192
                            Attn: Stephen A. Weiss, Esq.

                  [Remainder of Page Left Intentionally Blank.]

IN WITNESS WHEREOF, the undersigned has executed this Note on the date first above written.


                                  LIFETIME HEALTHCARE SERVICES INC.


                                  By    /s/ Robert DePalo
                                        ------------------------
                                        Name:  Robert DePalo
                                        Title:  President





ACCEPTED AND AGREED TO:

AMERICAN UNITED GLOBAL, INC.



By:      Robert M. Rubin
         ---------------------
         Robert M. Rubin, CEO



                [SIGNATURE PAGE TO SUBORDINATED PROMISSORY NOTE]



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